INVESTMENT MANAGEMENT

Reliable Partner | Reliable Investing®

VOYA®

(d)(2)(D)(i)

December 6, 2024

Catrina Willingham

Vice President – Controller

Voya Investment Management Co. LLC

5780 Powers Ferry Road NW

Atlanta, GA 30327

Re: Addition of Voya Inflation Protected Bond Portfolio

Dear Ms. Willingham:

Pursuant to the Sub-Advisory Agreement, effective as of May 1, 2017, between Voya Investments, LLC and Voya Investment Management Co. LLC (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya Inflation Protected Bond Plus Portfolio (the “Portfolio”), a series of Voya Investors Trust, effective on December 6, 2024, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolio to Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rate for the Portfolio, is attached hereto.

Please signify your acceptance to the act as Sub-Adviser under the Agreement with respect to the aforementioned Portfolio by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic_____________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investment Management Co. LLC

By: /s/ Catrina Willingham_________

Name: Catrina Willingham

Title: Vice President – Controller, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Annual Sub-Advisory Fee
(as a percentage of average daily
Series	assets allocated to the Sub-Adviser)

Voya Balanced Income Portfolio	0.2480% on all assets

Voya Inflation Protected Bond Plus	0.2475% on the first $200 million;
Portfolio (formerly, VY® BlackRock	0.2250% on the next $800 million; and
Inflation Protected Bond Portfolio)	0.1800% on assets thereafter
0.2475% on the first $5.5 billion;
Voya Large Cap Growth Portfolio	0.2340% on the next $1.5 billion;
0.2250% on the next $3 billion; and
0.2205% on assets thereafter

Voya Large Cap Value Portfolio	0.2925% on the first $500 million; and
0.2700% on assets thereafter

Effective Date: December 6, 2024, to reflect the addition of Voya Inflation Protected Bond Plus Portfolio (formerly, VY® BlackRock Inflation Protected Bond Portfolio).